PUBLIC STORGAGE, INC.
                    EXHIBIT 12 - STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  Exhibit - 12

                                                                        For the Year Ended December 31,
                                                   ------------------------------------------------------------------------
                                                      2001           2000            1999           1998            1997
                                                   -----------    -----------    -----------     -----------    -----------
                                                                            (Amounts in thousands)

Net income...................................       $ 324,208      $ 297,088      $ 287,885       $ 227,019      $ 178,649
   Add: Minority interest in income..........          46,015         38,356         16,006          20,290         11,684
   Less: Minority interests in income which do
     not have fixed charges..................         (11,243)       (10,549)       (13,362)        (15,853)       (10,375)
                                                   -----------    -----------    -----------     -----------    -----------

Income from continuing operations............         358,980        324,895        290,529         231,456        179,958
   Interest expense..........................           3,227          3,293          7,971           4,507          6,792
                                                   -----------    -----------    -----------     -----------    -----------
Total Earnings Available to Cover Fixed Charges     $ 362,207      $ 328,188      $ 298,500       $ 235,963      $ 186,750
                                                   ===========    ===========    ===========     ===========    ===========

Total Fixed Charges - interest expense (a)...       $  12,219      $  13,071      $  12,480       $   7,988      $   9,220
                                                   ===========    ===========    ===========     ===========    ===========

Preferred Stock dividends....................         117,979        100,138         94,793          78,375         88,393
Preferred OP Unit distributions..............          31,737         24,859              -               -              -
                                                   -----------    -----------    -----------     -----------    -----------
Total Preferred distributions................       $ 149,716      $ 124,997      $  94,793       $  78,375      $  88,393
                                                   ===========    ===========    ===========     ===========    ===========

Total Combined Fixed Charges and Preferred
  Stock dividends............................       $ 161,935      $ 138,068      $ 107,273       $  86,363      $  97,613
                                                   ===========    ===========    ===========     ===========    ===========
Ratio of Earnings to Fixed Charges...........           29.64x         25.11x         23.92x          29.54x         20.25x
                                                   ===========    ===========    ===========     ===========    ===========
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock dividends..................            2.24x          2.38x          2.78x           2.73x          1.91x
                                                   ===========    ===========    ===========     ===========    ===========

Supplemental disclosure of Ratio of Earnings before Interest, Taxes,
--------------------------------------------------------------------
Depreciation and Amortization ("EBITDA") to fixed charges:
----------------------------------------------------------

Net Income...................................       $ 324,208      $ 297,088      $ 287,885       $ 227,019      $ 178,649
Less - Gain on sale of real estate...........          (4,091)        (3,786)        (2,154)              -              -
Add - Depreciation and Amortization..........         168,061        148,967        137,719         111,799         92,750
Less - Depreciation allocated to minority
  interests..................................          (7,847)        (7,138)        (9,294)        (12,022)        (9,245)
Add - Depreciation included in equity in
  earnings of real estate entities...........          25,096         21,825         19,721          13,884         11,474
Add -  Minority interest - Preferred ........          31,737         24,859              -               -              -
Add -  Interest expense .....................           3,227          3,293          7,971           4,507          6,792
                                                   -----------    -----------    -----------     -----------    -----------

EBITDA available to cover fixed charges (a)..       $ 540,391      $ 485,108      $ 441,848       $ 345,187      $ 280,420
                                                   ===========    ===========    ===========     ===========    ===========
Total Fixed Charges - interest expense (b)...       $  12,219      $  13,071      $  12,480       $   7,988      $   9,220
                                                   ===========    ===========    ===========     ===========    ===========

Preferred Stock dividends....................         117,979        100,138         94,793          78,375         88,393
Preferred OP Unit distributions..............          31,737         24,859              -               -              -
                                                   -----------    -----------    -----------     -----------    -----------
Total Preferred distributions................       $ 149,716      $ 124,997      $  94,793       $  78,375      $  88,393
                                                   ===========    ===========    ===========     ===========    ===========

Total Combined Fixed Charges and Preferred
  Stock dividends............................       $ 161,935      $ 138,068      $ 107,273       $  86,363      $  97,613
                                                   ===========    ===========    ===========     ===========    ===========
Ratio of EBITDA to Fixed Charges.............           44.23x         37.11x         35.40x          43.21x         30.41x
                                                   ===========    ===========    ===========     ===========    ===========
Ratio of EBITDA to Combined Fixed Charges and
  Preferred Stock dividends..................            3.34x          3.51x          4.12x           4.00x          2.87x
                                                   ===========    ===========    ===========     ===========    ===========

(a) EBITDA represents earnings prior to interest, taxes, depreciation, amortization, and gains on sale of real estate assets.

(b) "Total fixed charges - interest" includes interest expense plus capitalized interest.

                                  Exhibit - 12